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                                                                    EXHIBIT 2.01



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                           ASSET ACQUISITION AGREEMENT

                            DATED AS OF MAY 25, 1999

                                      AMONG

                                EDIFY CORPORATION

                                       AND

                                 WORKSCAPE, INC.






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                           ASSET ACQUISITION AGREEMENT


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        This ASSET ACQUISITION AGREEMENT (this "AGREEMENT") is made and entered into as of May 25, 1999 (the "EFFECTIVE DATE"), by and among Edify Corporation, a Delaware corporation ("SELLER") and Workscape, Inc., a Massachusetts corporation ("PURCHASER").

                                    RECITALS

        Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, certain assets associated with Seller's Employee Self Service Activities (as defined below) upon the terms and subject to the conditions set forth in this Agreement;

        Seller desires to grant to Purchaser, and Purchaser desires to receive from Seller, licenses to certain intellectual property rights of Seller in connection with the Employee Self Service Activities; and

        In consideration of the facts stated in the above recitals and of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties agree as follows:


                                   ARTICLE I.

                               CERTAIN DEFINITIONS

        Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:


        "AFFILIATE" or "ASSOCIATE" shall have those meanings ascribed to such terms by Rule 405 promulgated under the 1933 Act.

        "ANCILLARY AGREEMENTS" means, collectively, the Bill of Sale, the Assignment and Assumption Agreement, the Marketing Agreement, the Trademark Assignment, the License Agreement and the Intellectual Property Enforcement Agreement.

        "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assignment and Assumption Agreement substantially in the form of EXHIBIT A.

        "ASSUMED LIABILITIES" means those Liabilities under the Seller Contracts to be performed or arising after the Closing, but excluding any Liability arising from any Default by Seller of any Seller Contract on or prior to the Closing.

        "BILL OF SALE" means the Bill of Sale substantially in the form of EXHIBIT B.

        "BOOKS AND RECORDS" means an original or copy (or all portions thereof relating to the Employee Self Service Activities), at Seller's discretion, of
(a) all customer and partner lists to the extent that they pertain to the Employee Self Service Activities, including contact names and numbers for customer personnel known by Seller to be involved in any facet of the Employee Self Service Activities, (b) all records and lists of Seller to the extent that they pertain to the


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Purchased Assets or the Employee Self Service Activities (excluding materials pertaining to the Licensed Assets, access to which is governed by the License Agreement), (c) all product, business and marketing plans, sales and promotional literature and artwork of Seller to the extent that they pertain to the Purchased Assets or the Employee Self Service Activities, including without limitation trade show positioning (excluding trademark and trade dress rights),
(d) all product and design manuals, plans, drawings, and technical manuals of every kind maintained by Seller to the extent that they pertain to the Purchased Assets or the Employee Self Service Activities (excluding materials pertaining to the Licensed Assets, access to which is governed by the License Agreement), and (e) all content, in electronic form, of the Vantive database as of the Closing Date to the extent that such content pertains to the Purchased Technology Deliverables, in each case whether maintained as hard copy or stored in computer memory or any form of nonvolatile memory.

        "BUSINESS ASSETS" means the Purchased Assets and the Licensed Assets.

        "DEFAULT" means (a) a breach or default under any contract or agreement,
(b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any contract, or
(c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any contract or agreement.

        "EMPLOYEE SELF SERVICE ACTIVITIES" means Seller's business of designing, developing, testing, marketing, licensing, selling, distributing, using, modifying, operating, installing, servicing, supporting, maintaining, or commercially exploiting (collectively, "EXPLOITING") (x) the Purchased Technology Deliverables or (y) Seller's Electronic Workforce software to the extent used in connection with, or part of or in support of, the Purchased Technology Deliverables solely for the purpose of enabling an employer to provide services or information to or for its employees for the purpose of its internal operations. Employee Self Service Activities expressly excludes without limitation Exploiting software which, in whole or in part, may be directly or indirectly used (i) to market, promote, license, sell, distribute (or otherwise offer or make available), support, or service an entity's products and/or services, or (ii) to communicate with its customers, distributors, resellers, and/or any other third party that licenses, sells, distributes, or otherwise offers or makes available products and/or services. The term "Employee Self Service Activities" is not meant to reference a specific line of business for accounting or financial purposes.

        "EMPLOYEE RETENTION POOL" means an amount equal to $1,600,000 to be retained by Purchaser and paid to the Hired Employees in accordance with the terms and subject to the conditions set forth in Section 6.5 of this Agreement.

        "EMPLOYEE(S)" means the employee(s) of Seller identified on Schedule 11.

        "ENCUMBRANCE" means any claim, pledge, lien, option, charge, license, collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale or other security arrangement, or adverse claim of title or ownership, whether voluntarily incurred or arising by operation of law, and any agreement to give any of the foregoing in the future, provided that any obligation under any Seller Contract that is an Assumed Liability shall not be


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considered an "Encumbrance" for purposes of this Agreement.

        "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations promulgated thereunder.

        "EXCLUDED ASSETS" means all assets of Seller other than the Purchased Assets and the Licensed Assets, including, without limitation, (a) all Seller's cash, bank accounts and securities; (b) all insurance policies of Seller and all rights of Seller of every nature and description under or arising out of such insurance policies; (c) claims for refunds of Taxes paid by Seller prior to the Closing Date; (d) all assets of, or held by or with respect to, any employee benefit plan (whether or not governed by ERISA) or any trust, fund or account that is related to any such employee benefit plan or that is similar in purpose or function thereto; (e) except as provided herein or in an Ancillary Agreement, Seller's right, title and interest in the name "Edify" or any variation or combination thereof, or Seller's other trademarks, monograms or logos; (f) Seller's accounts receivable; (g) the Intuit License; and (h) the assets listed on SCHEDULE 1 and all Intellectual Property Rights therein and thereto.

        "FURNISHINGS" means all fixtures and furniture owned by Seller and used primarily by or in connection with Hired Employees during the Occupancy Period.

        "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "INTANGIBLE ASSETS" means, collectively, the intangible assets, properties and rights of Seller listed on SCHEDULE 2, and all Intellectual Property Rights that relate exclusively to such assets.

        "INTELLECTUAL PROPERTY ENFORCEMENT AGREEMENT" means the Intellectual Property Enforcement Agreement between Purchaser and Seller substantially in the form of EXHIBIT C.

        "INTELLECTUAL PROPERTY RIGHTS" means any and all existing or future patent rights (including patent applications and disclosures), rights of priority, copyrights, moral rights, rights of Seller in trade secrets, rights relating to trademarks, service marks, trademark and service mark registrations and applications therefor, domain names and registrations therefor, know-how related to any of the foregoing, together with all goodwill associated with the foregoing, all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated with the foregoing, and any other intellectual property rights recognized in any country or jurisdiction of the world.

        "INTERNAL REVENUE CODE" means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations (final and temporary) promulgated thereunder and the administrative pronouncements issued by the Internal Revenue Service relating thereto.

        "INTUIT LICENSE" means the License Agreement dated May 17, 1999 between Intuit, Inc. and Seller.

        "INVENTORY" shall mean all of Seller's inventory held for resale and all of Seller's raw


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materials, work in process, finished products and similar items with respect to the Purchased Technology Deliverables, in each case wherever the same may be located.

        "LARGER TRANSACTION" means the merger of Sahara Strategy Corporation with and into Seller in accordance with the terms set forth in the Merger Agreement.

        "LIABILITIES" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

        "LICENSE AGREEMENT" means the License Agreement between Seller and Purchaser substantially in the form of EXHIBIT D.

        "LICENSED ASSETS" means the Licensed Assets as such term is defined in the License Agreement and Section 5.19 below (to the extent applicable).

        "MARKETING AGREEMENT" means the Marketing Agreement between Seller and Purchaser substantially in the form of EXHIBIT E.

        "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means any effect or change which has or is, or would have or be, a material adverse effect on the Employee Self Service Activities or the Business Assets.

        "MERGER AGREEMENT" means the Agreement and Plan of Merger dated May 16, 1999 by and among Seller, Security First Technologies Corporation and Sahara Strategy Corporation.

        "PERMITS" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the continued conduct of, or relating to the ongoing operation of, the Employee Self Service Activities.

        "PERSON" or "PERSON" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

        "PREPAID MAINTENANCE FEES" means, for each Seller Contract, the amount actually received by Seller under such Seller Contract that is attributable to maintenance products or services for Employee Self Service Activities to be provided, in whole or in part, after the Closing Date, calculated, as of the Closing Date, on a straight-line basis consistent with Seller's past practice in the treatment of such income.

        "PURCHASED TECHNOLOGY DELIVERABLES" means the deliverables and software applications listed on SCHEDULE 3 (or which are added to Schedule 3 after the Closing pursuant to the provisions of Section 5.19 below) in both source and object code, and all related user, developer, technical and design documentation as of the Closing Date, and all Intellectual Property Rights that relate exclusively to such assets.


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        "PURCHASER'S DISCLOSURE LETTER" means Purchaser's Disclosure Letter dated as of the Effective Date which is being delivered to Seller concurrently with the execution of this Agreement.

        "SELLER CONTRACTS" means those leases, licenses, agreements, contracts, distribution agreements, value added reseller agreements, understandings, arrangements, commitments and purchase orders listed on SCHEDULE 4, or portions thereof pertaining to the Employee Self Service Activities if so identified on the Schedule, and such other leases, licenses, agreements, contracts, distribution agreements, value added reseller agreements, understandings, arrangements, commitments and purchase order that (a) pertain exclusively to the Employee Self Service Activities, (b) are entered into by Seller in the ordinary course of business between the Effective Date and the Closing Date, and (c) are approved in advance and in writing by Purchaser, which approval may not be unreasonably withheld.

        "SELLER'S DISCLOSURE LETTER" means Seller's Disclosure Letter dated as of the Effective Date which is being delivered to Purchaser concurrently with the execution of this Agreement.

        "SELLER'S KNOWLEDGE" or "KNOWLEDGE OF SELLER": A particular fact or other matter shall be deemed to be within "Seller's knowledge" if any director-level or more senior employee of Seller is actually aware of such fact after making reasonable inquiries of relevant employees; provided that a person will be deemed to be aware of information contained in relevant files of Seller, unless "Actual" precedes either term.

        "TANGIBLE ASSETS" means all tangible assets described on SCHEDULE 5.

        "TAX" or "TAXES" means all taxes or similar governmental charge or levy of any kind whatsoever (whether payable directly or by withholding), including without limitation, income taxes, gross receipts taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, value added taxes, documentary taxes, intangible personal property taxes, withholding taxes, real or personal property taxes, employee withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes, together with any related liabilities, penalties, fines, additions to tax or interest, imposed by any governmental agency.

        "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "THIRD PARTY ASSETS" means the assets, tangible and intangible, used by Seller in the Employee Self Service Activities which are licensed or leased to Seller by third parties and Seller's license or other rights in and to such assets. The Third Party Assets are listed on SCHEDULE 6.

        "TRADEMARK ASSIGNMENT" means the Trademark Assignment substantially in the form of EXHIBIT F.


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                                   ARTICLE II.

                              ACQUISITION OF ASSETS

        Section 2.1. Assets to Be Acquired and Licensed.

                (a) Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser (or cause to be sold, assigned, transferred, conveyed and delivered to Purchaser) and Purchaser shall purchase and acquire from Seller, free and clear of all Encumbrances, all right, title and interest in and to all of the following (collectively, the "PURCHASED ASSETS"):

                        (i)     the Intangible Assets;

                        (ii)    the Tangible Assets;

                        (iii)   all Inventory as of the Closing Date;

                        (iv)    the Purchased Technology Deliverables;

                        (v)     the Books and Records;

                        (vi)    all rights under confidentiality,
non-disclosure, employee invention assignment and other proprietary rights agreements between Seller and Hired Employees (as defined in Article VI below) to the extent such rights relate to the Purchased Assets;

                        (vii) all rights under the confidentiality and similar agreements between Seller and any other party to whom disclosure has been made in connection with or in reference to any proposed sale of all or part of the Purchased Assets, whether alone or part of a larger transaction, or any business combination involving Seller, at any time before the Closing Date, to the extent such rights relate to the Purchased Assets;

                        (viii) all of Seller's rights under the Seller Contracts; and

                        (ix)    the goodwill associated with the foregoing.

                (b) Licensed Assets. The parties acknowledge that, in addition to the Purchased Assets, certain assets related to the Employee Self Service Activities also are essential to other businesses conducted by Seller or licensed by Seller to third parties. Accordingly, with respect to the Licensed Assets, at the Closing, Seller shall grant to Purchaser licenses to and deliver the Licensed Assets on the terms and conditions set forth in the License Agreement.

                (c) Excluded Assets. The parties agree that Seller is not selling or assigning to Purchaser, and the Purchased Assets do not include, any of the Third Party Assets, Licensed Assets or Excluded Assets.

        Section 2.2. Liabilities Assumed and Excluded. As a material inducement and consideration to Seller to enter into this Agreement and perform its obligations hereunder, at the Closing, Purchaser shall assume and discharge the Assumed Liabilities. Except for the Assumed


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Liabilities, Purchaser shall not assume or otherwise become obligated to pay, perform or discharge any Liabilities of Seller and Seller shall retain, and shall be solely responsible and liable for paying, performing and discharging when due, all of Seller's Liabilities other than the Assumed Liabilities. Purchaser shall not assume any Seller Plan, and shall not assume or otherwise become obligated to pay, perform or discharge any liabilities, debts or obligations of Seller or any of its Affiliates under or with respect to any Seller Plan, or any liabilities, debts or obligations of any Seller Plan. Seller and its Affiliates, and any Seller Plan, shall retain, and shall be solely responsible and liable for paying, performing and discharging when due, all of its Liabilities under, or with respect to, any Seller Plan. For purposes of this
Section 2.2, "SELLER PLAN" shall mean any employee benefit plan (whether or not governed by ERISA) that Seller or any of its Affiliates maintains, contributes to or is obligated to contribute to, or has ever maintained, contributed to or been obligated to contribute to, or under which Seller or any of its Affiliates has any obligation or liability (including, without limitation, any contingent liability).

        Section 2.3. Purchase Price; Allocation.

                (a) Purchase Price. In consideration of the sale, transfer and assignment of the Purchased Assets to Purchaser, Purchaser agrees to pay to Seller at the Closing the sum of $17,975,000, less the sum of (i) the Employee Retention Pool, and (ii) seventy-five percent (75%) of Prepaid Maintenance Fees, and subject to the Backlog Adjustment (determined as set forth in SCHEDULE 7) (the "PURCHASE PRICE"). The Purchase Price shall be paid to Seller at Closing. Purchaser acknowledges that certain payments by Purchaser to Seller will also be due in connection with the provision by Seller of support services under the License Agreement, as provided therein.

                (b)     Allocation.

                        (i) Purchase Price. Purchaser and Seller shall use all commercially reasonable efforts to agree upon an allocation of the Purchase Price among the Purchased Assets, in accordance with the allocation requirements of Section 1060 of the Internal Revenue Code. Purchaser and Seller agree to commence discussions regarding the allocation as soon as practicable, but in no event later than 30 days following the Closing Date. The allocation of the Purchase Price agreed upon by the parties pursuant to this Section shall be reduced to a writing executed and delivered by Seller and Purchaser to each other (the "PURCHASE PRICE ALLOCATION AGREEMENT"). Any subsequent adjustments to the allocable Purchase Price shall be reflected in the Purchase Price Allocation Agreement in a manner consistent with Treasury Regulation Section 1.1060-1T(f).

                        (ii) Consistent Treatment and Characterization of Amounts. For all Tax purposes, Purchaser and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the Purchase Price Allocation Agreement, and will not take any position inconsistent therewith in any Tax return, in any refund claim, in any litigation or otherwise, unless required to do so by a governmental authority. Seller and Purchaser shall each be responsible for the preparation of their own Section 1060 statements and forms in accordance with applicable Tax laws, and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other party.


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        Section 2.4. Closing. Subject to the terms and conditions of this
Agreement, the sale, purchase, license and transfer of the Business Assets and the assumption of the Assumed Liabilities shall take place at a closing (the "CLOSING") at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California at 10:00 a.m., local time, on the second business day after the satisfaction or waiver of the conditions to Closing set forth in Article VIII or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree in writing (the day on which the Closing takes place being the "CLOSING DATE").

        Section 2.5. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or Purchaser's affiliates designated by Purchaser:

                (a) all Business Assets to the facility or other location specified by Purchaser, in such manner as Purchaser directs, in each case at Purchaser's sole cost and expense;

                (b) executed counterparts of each Ancillary Agreement to which Seller is a party;

                (c) all consents and approvals from any third party required for the valid license of the Licensed Assets as contemplated by this Agreement and the Ancillary Agreements (the "REQUIRED CONSENTS");

                (d) all other items required to be delivered by Seller at the Closing pursuant to Section 8.2 of this Agreement or any other provision hereof or any Ancillary Agreement; and

                (e) such other instruments as shall be reasonably required to vest Purchaser title in and to the Purchased Assets.

        Section 2.6. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

                (a) payment of the full amount of the Purchase Price by wire transfer of immediately available funds to an account of Seller designated to Purchaser;

                (b) executed counterparts of each Ancillary Agreement to which Purchaser is a party;

                (c) all consents required for the valid consummation of the other transactions as contemplated by this Agreement and any Ancillary Agreements; and

                (d) all other items required to be delivered by Purchaser at the Closing pursuant to Section 8.1 of this Agreement or any other provision hereof or any Ancillary Agreement.

        Section 2.7. Unassignable Assets. Notwithstanding any other provision of this Agreement or any of the Ancillary Agreements, to the extent that any of the Seller Contracts or any other assets constituting part of the Purchased Assets are not assignable or otherwise transferable to Purchaser or if any of the Licensed Assets may not be licensed to Purchaser


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without the consent, approval or waiver of another party thereto or any third party (including any governmental agency), or if such assignment, transfer or license would constitute a default thereof or a violation of any applicable law or agreement with any third party, then neither this Agreement nor such Ancillary Agreements shall constitute an assignment or transfer (or an attempted assignment or transfer) thereof until such consent, approval or waiver of such party or parties has been duly obtained. With respect to each Seller Contract or Licensed Asset whose assignment, transfer or license to Purchaser requires the consent, approval or waiver of another party thereto or any third party, Seller shall use all commercially reasonable efforts to obtain such consent, approval or waiver of such other party or parties or such third party to such assignment or transfer as promptly as practicable. To the extent that the consents, approvals and waivers referred to in this Section are not obtained by Seller, Seller shall use all commercially reasonable efforts to (a) provide to Purchaser, at the request of Purchaser and the expense of Seller, the payments due after the Closing Date and other benefits of such Seller Contract or Licensed Asset and (b) enforce, at the reasonable request of Purchaser and the expense of Seller, for the account of Purchaser, any rights of Seller arising from any such Seller Contract (including without limitation the right to elect to terminate such Seller Contract in accordance with the terms thereof upon the advice of Purchaser to the extent such rights relate to the Purchased Assets); provided that Purchaser discharges the Assumed Liabilities. Notwithstanding the foregoing, nothing contained herein shall obligate Seller or Purchaser to expend or pay any amount to third parties to obtain any consents, approvals or waivers. Furthermore, Seller shall not be obligated to extend or renew any Seller Contracts.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Purchaser that, except as expressly set forth in the Seller's Disclosure Letter, all of the following statements, representations and warranties are true and correct:

        Section 3.1. Organization and Good Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to carry on the Employee Self Service Activities and its other businesses as now conducted and to own and lease its properties and assets.

        Section 3.2. Authorization and Validity. Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements, and the performance of all obligations of Seller hereunder and thereunder, have been duly and validly authorized by all necessary corporate and shareholder action on the part of Seller. This Agreement has been, and at the Closing the other Ancillary Agreements will be, duly executed and delivered by Seller. This Agreement constitutes, and, upon mutual execution of each of the other Ancillary Agreements, each of the other Ancillary Agreements will constitute, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except (a) as limited by applicable


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bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        Section 3.3. No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby, subject to compliance with the consents required in SCHEDULE 8, do not and will not (a) violate or conflict with any provision of Seller's certificate of incorporation or bylaws, (b) to Seller's knowledge result in the creation of any Encumbrance upon the Business Assets or the Employee Self Service Activities, (c) to Seller's knowledge violate, conflict with, or result in a breach of or constitute a Default under any of the Seller Contracts, or any other contract to which Seller is a party the violation(s) of which in the aggregate would have a Material Adverse Effect on the Seller Contracts, the Employee Self Service Activities or the Business Assets; or (d) violate any judgment, decision, consent decree, injunction, ruling or order applicable to Seller.

        Section 3.4. Consents. No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any governmental entity on the part of Seller is required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except for compliance with the requirements of the HSR Act. To Seller's knowledge, SCHEDULE 9 sets forth a true and complete list of each Business Asset with respect to which the consent or approval of any third party or governmental authority is required in order for Seller to assign, transfer or license to Purchaser any of the Business Assets or any rights or obligations under Seller Contracts.

        Section 3.5. Title to Purchased Assets. Seller owns all the Purchased Assets and has good and marketable title in and to all of the Purchased Assets, free and clear of all Encumbrances, and, upon the consummation of the transactions contemplated by this Agreement, Purchaser will acquire good and marketable title to the Purchased Assets free and clear of all Encumbrances, except those Encumbrances placed on the Purchased Assets with the consent of Seller. To Seller's knowledge, all Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business.

        Section 3.6. Sufficiency of Assets. To Seller's knowledge, Seller has disclosed to Purchaser all assets materially relevant to the Employee Self Service Activities, and, to Seller's knowledge, the Business Assets include all
(a) software applications and all related user, developer, technical and design documentation (including all Intellectual Property Rights that relate exclusively to such assets) that constitute the products offered by Seller in the Employee Self Service Activities as conducted by Seller as of the Effective Date, except to the extent that Seller offers the Business Assets in combination with other services or products, such as electronic banking and interactive voice response, that are not included in the Employee Self Service Activities, and (b) sufficient desktop computer and laboratory hardware and software and software for use by the Hired Employees to carry on the Employees Self Service Activities in all material respects as conducted by Seller as of the Effective Date, except that the Business Assets do not include computer hardware, software and systems, such as Vantive, Oracle and QA systems, used by Seller in the Employee Self Service Activities and other activities. Seller


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makes no representation or warranty as to the sufficiency of the staffing, facilities and senior management expertise for the operation of the Employee Self Service Activities.

        Section 3.7. Seller Contracts. True and complete copies of each of the Seller Contracts have been made available to Purchaser. The Seller Contracts are valid, binding and enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies). To Seller's knowledge, neither Seller nor, any other party to any Seller Contract is in Default in performance of any of their respective obligations thereunder. To Seller's knowledge, the products and services called for by any Seller Contract can be supplied by Seller in accordance with the terms of such Seller Contract, including time specifications.

        Section 3.8. Financial Information. The financial information attached as SCHEDULE 10 (collectively, the "FINANCIAL INFORMATION") is consistent with the books and records of Seller and to Seller's knowledge fairly and accurately present, in all material respects, the matters set forth therein as of the dates and for the periods indicated.

        Section 3.9. Litigation. There is no claim, action, suit, arbitration, mediation, investigation or other proceeding of any nature pending or, to Seller's knowledge, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency (a) against, related to or affecting the Employee Self Service Activities or the Business Assets, or any Employee with respect to their relationship with or to the Employee Self Service Activities, or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements. There are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator pending or binding against Seller which adversely affect the Employee Self Service Activities or any of the Business Assets.

        Section 3.10. Intellectual Property Rights.

                (a) Rights to Conduct Business. Seller owns or is licensed, and has all rights in and to, all Intellectual Property Rights, to the extent required to conduct the Employee Self Service Activities as conducted by Seller as of the Closing Date, and to enter into, and to perform its obligations under the License Agreement.

                (b) Ownership of Certain Assets. Except for the Third Party Assets, Seller owns all right, title and interest in and to the Intangible Assets and the Purchased Technology Deliverables, and all Intellectual Property Rights that relate exclusively thereto, free and clear of all Encumbrances (except for licenses granted by Seller which are disclosed in Seller's Disclosure Letter or, under the terms of this Agreement, are not required to be so disclosed).

                (c) Third Party Assets. SCHEDULE 6 to Seller's Disclosure Letter sets forth a list of all Third Party Assets used in the Employee Self Service Activities, and all license agreements or other contracts pursuant to which Seller has the right to use (in the manner used by Seller in connection with the Employee Self Service Activities) such Third Party Assets

(excluding such Third Party Assets in or to which Purchaser is to be given any rights in hereunder the absence of which rights would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser's ability to conduct the Employee Self Service Activities immediately following the Closing) (the "THIRD PARTY LICENSES"), indicating, with respect to each of the Third Party Licenses listed therein the applicable Third Party Asset licensed thereunder. Seller has the lawful right to use (to the full extent permitted under the terms of the applicable Third Party License) all Third Party Assets incorporated in or used in the development or production of the Intangible Assets, the Purchased Technology Deliverables and/or the Licensed Assets as they currently are being developed, licensed, marketed or used by Seller in the conduct of the Employee Self Service Activities as now conducted. All Third Party Licenses are valid, binding and in full force and effect; Seller and, to Seller's knowledge, each other party thereto has performed in all material respects its obligations thereunder; and neither Seller nor, to Seller's knowledge, any other party thereto is in Default thereunder. Seller has not received written notice or, to Seller's knowledge, oral or other notice that any party to any Third Party License intends to cancel, terminate or refuse to renew (if renewable) any such Third Party License.

                (d) Trademarks. SCHEDULE 2 sets forth as of the date hereof a list of all trademarks, trade names, brand names, service marks, logos or other identifiers used in connection with the Employee Self Service Activities that are to be transferred pursuant to the Trademark Assignment (the "COMPANY MARKS"), together with the status (i.e., registered, unregistered, application) for each Company Mark, the applicable United States Patent and Trademark Office ("USPTO") registration or application number, the classes covered by each registration or application, the next renewal date for registered Company Mark, and a description of the goods or services in connection with which such Company Marks are used. To Seller's knowledge, the Company Marks are valid and Seller has full legal and beneficial ownership of all rights conferred by use of the Company Marks and, as to those Company Marks that have been registered in the USPTO, by federal registration of the Company Marks.

                (e) IP Registrations. Seller's Disclosure Letter sets forth as of the date hereof all patents, patent applications and copyright registrations (and applications therefor) filed or obtained by Seller and claiming or covering the Intangible Assets and/or the Purchased Technology Deliverables (or any portion thereof) (collectively, the "IP REGISTRATIONS"). Seller owns all right, title and interest, free and clear of any Encumbrances (except for licenses granted by Seller which are disclosed in Seller's Disclosure Letter or, under the terms of this Agreement, are not required to be so disclosed), in and to the IP Registrations, together with all Intellectual Property Rights therein and thereto.

                (f) Maintenance of Rights. Seller has not conducted its business (including without limitation the Employee Self Service Activities), and has not used or enforced (or, to the knowledge of Seller, failed to use or enforce) any of the Intangible Assets, Purchased Technology Deliverables as currently being used by Seller, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Intangible Assets or Purchased Technology Deliverables, and Seller has not taken (or, to Seller's knowledge, failed to take) any action that would result in the forfeiture or relinquishment of any Intangible Assets or Purchased Technology Deliverables, or any portion of the foregoing, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment would have a Material Adverse Effect. Except for the Seller Contracts and the Intuit License, Seller has not granted to any third party any rights or permissions to use any of the Intangible Assets or Purchased Technology Deliverables. To Seller's knowledge, except pursuant to reasonably prudent safeguards, (a) no third party has been given by Seller any confidential information relating to the Purchased Assets, and (b) Seller is not under any contractual or other obligation to disclose to any third party any confidential information relating to the Purchased Assets. Each employee of Seller and, to Seller's knowledge, each consultant to Seller who has access to Seller's confidential or proprietary information related to the Purchased Assets, has executed a proprietary information agreement in commercially reasonable form. To Seller's knowledge, no officer or key employee is in violation of any prior employee contract or proprietary information or invention assignment agreement.

                (g) Third Party Claims. Seller has not received any notice or claim (whether written, oral or otherwise) challenging Seller's ownership or rights in or to the Purchased Assets or any Intellectual Property Rights therein or thereto (excluding the Third Party Assets) or claiming that any other person or entity has any legal or beneficial ownership with respect thereto which notice, claim or challenge is inconsistent with Seller's ownership or rights therein or thereto. Seller has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any of the Intellectual Property Rights embodied in the Purchased Assets (excluding the Third Party Assets). To Seller's knowledge, no other person or entity is infringing or misappropriating any part of the Purchased Assets or any Intellectual Property Rights therein or thereto (excluding the Third Party Assets) or otherwise making any unauthorized use of the Purchased Assets or any Intellectual Property Rights therein or thereto (excluding the Third Party Assets).

                (h) Infringement by Seller. To Seller's knowledge, the use of the Purchased Assets and any Intellectual Property Rights therein or thereto (excluding the Third Party Assets) in connection with the Employee Self Service Activities as currently used does not infringe, violate or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto.

                (i) Confidentiality. Except as set forth on Seller's Disclosure Letter, (a) Seller has not disclosed any software source code included in the Intangible Assets and/or the Purchased Technology Deliverables to any person or entity other than an employee of Seller and under a written nondisclosure agreement; (b) Seller has at all times maintained and enforced commercially reasonable procedures to protect all confidential information relating to the Purchased Assets; (c) neither Seller nor, to Seller's knowledge, any escrow agent acting on Seller's behalf is under any contractual or other obligation to disclose any software source code or any other proprietary information included in or relating to the Intangible Assets and/or the Purchased Technology Deliverables; and (d) Seller has not deposited any software source code relating to the Intangible Assets and/or the Purchased Technology Deliverables into any software source code escrows or similar arrangements. If, as disclosed on Seller's Disclosure Letter, Seller has deposited any software source code relating to the Intangible Assets and/or the Purchased Technology Deliverables into any software source code escrows or similar arrangements, Seller has not taken any action and has not failed to take any action which action or omission has or could reasonably form the basis for a release of such software source code from such escrows or arrangements.

                (j) Warranty Against Defects. The Purchased Technology Deliverables are free from known material defects and substantially conform to the applicable published specifications and documentation, and Seller has received no notice of any warranty, service, support or maintenance claims under any of the Seller Contracts that, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, Purchaser acknowledges that the Purchased Technology Deliverables are not error free.

                (k) Domain Names. Seller's Disclosure Letter sets forth a list of all Internet domain names solely in connection with the Purchased Assets (collectively, the "DOMAIN NAMES"). Seller has, and after the Closing the Purchaser will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names.

                (l) Year 2000. The Purchased Technology Deliverables and the Licensed Assets (excluding any Third Party Assets) (i) will correctly process, provide and receive date data before, during and after the Year 2000, (ii) do not cause any other programs or hardware to fail or to generate errors, provided such other programs and hardware accept or provide date data in four-digit year format, (iii) use a four-digit year format in internal structures, data files and databases, and in user interfaces and reports, (iv) will process date data such that date calculations, comparisons, day-of-week computations, and sequencing will work correctly for dates in the same century and dates in different centuries, (v) will process date data such that leap year calculations will be performed correctly (collectively, "Y2K COMPLIANT"); provided that third-party software operating in connection with the Purchased Technology Deliverables and the Licensed Assets are also Y2K Compliant. Seller has conducted reasonable tests in accordance with industry practices with respect to the foregoing.

                (m) Indemnification. Except in the ordinary course consistent with past practice, Seller has not entered into any agreement or offered to indemnify any person against any charge of infringement by the Intangible Assets and/or the Purchased Technology Deliverables, or any other Intellectual Property Right embodied in or used in connection with the Employee Self Service Activities. To Seller's knowledge, Seller has not entered into any agreement granting any person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Intangible Assets and/or the Purchased Technology Deliverables.

        Section 3.11. Compliance with Laws. Seller has complied in all material respects with and has not received any notices to the effect that, or has otherwise been advised that, it is not in compliance with any federal, state or local statute, law or regulation applicable to the Employee Self Service Activities or any of the Business Assets.

        Section 3.12. Permits. There are no Permits used or otherwise held by Seller exclusively in connection with the operation of the Employee Self Service Activities. Seller has, and at all times has had, all Permits required under any law, rule or regulation in the operation of

Employee Self Service Activities or in the ownership of the Business Assets, and owns or possesses such Permits free and clear of all Encumbrances. Seller is not in Default, nor has it received any notice of any claim of Default, with respect to any such Permit. To Seller's knowledge, no present or former shareholder, director, officer or employee of Seller or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which Seller owns, possesses or uses.

        Section 3.13. Tax Matters.

                (a) Seller has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by Seller (whether or not shown on any Return) have been paid. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are (and as of immediately following the Closing there will be) no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

                (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to all Employees and any other employee, and, to Seller's knowledge, independent contractor, creditor, stockholder or other third party.

                (c) There is no dispute, claim or assessment pending or, to Seller's knowledge, threatened, concerning any Tax liability of Seller, and to the knowledge of Seller, there is no audit or investigation with respect to any Tax liability of Seller. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        Section 3.14. Employees. Set forth in SCHEDULE 11 is a list, as of the Effective Date, of all sales, engineering, product marketing, consulting services, technical support and product assurance employees of Seller (other than those employees at a vice-president level or above) whose primary function relates to the Employee Self Service Activities, including, for each Employee, a true and complete description of such Employee's title, date of hire, current annual base salary, all bonuses, profit sharing, or commissions accrued or payable, any other compensatory agreements between such Employee and Seller, and whether such Employee is engaged as a full- or part-time employee of Seller or is a foreign national working in the United States pursuant to a visa. Seller is not a party to any labor agreement with respect to the Employees with any labor organization, union, group or association and there are no employee unions, (nor any other similar labor or employee organizations) under local statutes, custom or practice. Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to the Employees or to enter into a binding agreement with organized labor that would cover such Employees. There is no labor strike or labor disturbance pending or, to Seller's knowledge, threatened against Seller with respect to the Employee Self Service Activities nor is any grievance currently being asserted, and Seller has not experienced a work stoppage or other labor difficulty relating to the Employee Self Service

Activities, and is not and has not engaged in any unfair labor practice in connection with the Employee Self Service Activities. Without limiting the foregoing, Seller, with respect to the Employee Self Service Activities, is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each employee hired after November 6, 1986.

        Section 3.15. Pension and Employee Benefit Matters. Neither Seller nor any entity which, at any relevant time, has been in a controlled group of corporations, under common control, or affiliated with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code, or Section 4001(b) of ERISA, has ever maintained, contributed to or been required to contribute to, or has any liability (including without limitation any contingent liability) under or with respect to, any plan subject to Section 302 or Title IV of ERISA or Section 412 of the Internal Revenue Code, or any "multiemployer plan" as such term is defined in Section 3 (37) or 4001(a)(3) of ERISA. Purchaser will incur no liability to the Pension Benefit Guaranty Corporation in connection with the transactions contemplated hereby.

        Section 3.16. Customers. Set forth on SCHEDULE 12 is true and complete list of the current customers of the Employee Self Service Activities, including for each customer, whether such customer is a direct customer of Seller or indirect licensee of Seller, and, to Seller's knowledge, in the case of indirect licensees of Seller, the authorized value added reseller(s) or distributor(s) of Seller from whom such customer obtained such license or sublicense.

        Section 3.17. Books and Records. Seller has given Purchaser access to books and records that accurately and fairly reflect the operations and activities of Seller with respect to the matters set forth in such books and records. The minute books of Seller previously delivered to Purchaser accurately and adequately reflect all action previously taken by the shareholders, board of directors and committees of the board of directors of Seller that in any material way relates to the Employee Self Service Activities.

        Section 3.18. Inventory. The Inventory as of the Effective Date or arising since the Effective Date was acquired and has been maintained in accordance with the regular business practices of Seller.

        Section 3.19. Payments. Seller has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the Employee Self Service Activities, Business Assets or related operations of Seller, which is, or may be with the passage of time or discovery, illegal under any existing federal, state or local laws of the United States (including without limitation the U.S. Foreign Corrupt Practices' Act) or, to Seller's knowledge, any other country having jurisdiction; and Seller has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers.

        Section 3.20. No Other Agreements to Sell the Business Assets. Neither Seller nor, to Seller's knowledge, any of Seller's officers, directors, employees or affiliates have any legal obligation, absolute or contingent, to any other person other than Purchaser, to sell, assign, transfer or effect a sale of any of the Business Assets, to sell or effect a sale of a majority of the capital stock of Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller (except as set forth in the Merger Agreement), or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

        Section 3.21. Brokers. Other than Goldman Sachs & Co., the fees and expenses of whom shall be paid by Seller, Seller has not employed any broker, finder, investment banker or agent, incurred or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder, investment banker or agent with respect thereto.

        Section 3.22. No Undisclosed Liabilities. Seller has no Liabilities, other than the Assumed Liabilities, which, individually or in the aggregate, have or will have a Material Adverse Effect on the Employee Self Service Activities or the Business Assets.

        Section 3.23. Material Misstatements or Omissions. To Seller's knowledge, no representations or warranties by Seller in this Agreement, nor any Ancillary Agreement, document, written information, exhibit, statement, certificate or schedule heretofore or hereinafter furnished by Seller, any of Seller's representatives to Purchaser pursuant hereto, or in connection with the transactions contemplated hereby or by the Ancillary Agreements, including the Seller's Disclosure Letter, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained herein not misleading.

                                   ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller that, except as set forth in the Purchaser's Disclosure Letter, all of the following statements, representations and warranties are true, accurate and correct:

        Section 4.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts. Purchaser has all requisite corporate power and authority to carry on its business as now conducted and to enter into this Agreement and the Ancillary Agreements.

        Section 4.2. Authorization and Validity. Purchaser has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements, and the performance of all obligations of Purchaser hereunder and thereunder, have been duly and validly authorized by all necessary corporate and shareholder action on the part of Purchaser. This Agreement has been, and at the Closing the other Ancillary Agreements will be, duly executed and delivered by Purchaser. This Agreement constitutes, and the other Ancillary Agreements when executed and delivered, will constitute, valid and legally binding obligations of Purchaser, as applicable, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        Section 4.3. No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of Purchaser's governance documents, (b) violate, conflict with, or result in a breach of or constitute a Default under, or require a notice under, or result in the creation of any Encumbrance upon, any of Purchaser's assets under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets are subject, which violation(s) in the aggregate would have a material adverse effect on the Purchaser or (c) violate any judgment, decision, consent decree, injunction, ruling or order applicable to Purchaser.

        Section 4.4. Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental entity or third party on the part of Purchaser is required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except for compliance with the requirements of the HSR Act.

        Section 4.5. Litigation. There is no claim, action, suit, arbitration, mediation, investigation or other proceeding of any nature pending or, to Purchaser's knowledge, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements.

        Section 4.6. Brokers. Neither Purchaser, nor any of its affiliates has employed any broker, finder or agent, incurred or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto.

                                   ARTICLE V.

                                    COVENANTS

        Section 5.1. Conduct of Business Prior to the Closing. From the Effective Date and continuing until the earlier of the Closing Date or the termination of this Agreement according to its terms, Kevin Dobbs shall report solely to the CEO of Seller, and shall have general management authority with respect to all aspects of the Employee Self Service Activities, including sales, consulting, technical support, engineering and other functions of the Employee Self Service Activities, subject to coordination and cooperation with appropriate management responsible for Seller's other business activities. The parties acknowledge that Mr. Dobbs shall have no budgetary authority and shall remain subject to Seller's customary human resource policies and procedures and shall abide by his duty of loyalty to Seller as an employee of Seller. Seller shall have no obligation to increase Mr. Dobbs' benefits or compensation for such additional responsibilities and can elect to require such written acknowledgment from Mr. Dobbs. Seller shall, on the Effective Date, make an internal announcement to the Employees (and others, if appropriate) regarding the role and responsibilities of Mr. Dobbs with respect to the Employee Self Service Activities. Subject to the foregoing, Seller shall, from the Effective Date and continuing until the earlier of the Closing Date or the termination of this Agreement in accordance with Section 9.1 of this Agreement, carry on the Employee Self Service Activities in the ordinary course and consistent with Seller's past practice (taking into account the sale of the Purchased Assets contemplated hereby and Seller's other agreements hereunder) except for such actions of Seller as may be contemplated by this Agreement or agreed to by Purchaser. Without limiting the foregoing, during the period described in the preceding sentence, except as may be required by law or as permitted under Section 5.12 or Article VI below or as agreed to by Purchaser, Seller shall not:

                (a) enter into, extend, materially modify, terminate or renew any Seller Contract, except in the ordinary course of business;

                (b) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Business Assets, or any interests therein, except in the ordinary course of business;

                (c) fail to produce and maintain Inventory in the ordinary course of business consistent with its past practices;

                (d) fail to maintain the Tangible Assets in substantially their current state of repair, excepting normal wear and tear or failure to replace consistent with Seller's past practice inoperable, worn-out or obsolete or destroyed Tangible Assets;

                (e) fail to comply with all laws, rules and regulations applicable to the Business Assets and the Employee Self Service Activities;

                (f) intentionally do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect;

                (g) fail to use its commercially reasonable efforts to (i) retain the Employees and (ii) maintain the Employee Self Service Activities so that such employees will remain available to Purchaser, (iii) maintain existing relationships with suppliers, customers and others having business dealings with Seller with respect to the Employee Self Service Activities; and (iv) otherwise to preserve the goodwill of the Employee Self Service Activities so that such relationships and goodwill will be preserved;

                (h) transfer any Employee to any other division or position of employment within Seller;

                (i) terminate the employment of any Employee other than pursuant to Seller's customary policies and procedures;

                (j) change the base salary or bonus of any Employee or establish a bonus plan or any new employee benefits for any Employee; or

                (k) encourage any Employee to accept any offer of employment other than by Purchaser.

        Section 5.2. Transition of Business; Consent of Third Parties. Following the Closing Date, Seller shall use its commercially reasonable efforts to assist Purchaser in contacting the customers of the Employee Self Service Activities identified on Schedule 4 in order to transition such customer relationships to Purchaser. Seller shall use its commercially reasonable efforts to obtain the consent in writing of all persons, if any, necessary to permit Seller to assign and transfer all of the Purchased Assets free and clear of all Encumbrances, license all of the Licensed Assets to Purchaser and to obtain the consents of the persons identified on Schedule 9. Purchaser shall use commercially reasonable efforts to cooperate with Seller in connection with Seller's efforts to obtain such contents, which obligation shall not be construed to require Purchaser to pay any fees or costs, or otherwise incur any expense or financial obligations, associated with such consents.

        Section 5.3. Notification of Certain Matters. From the Effective Date through the Closing Date, Seller shall give prompt notice to Purchaser of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (b) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Seller shall promptly notify Purchaser of any Default under this Agreement or any Seller Contract, or any Material Adverse Change or Material Adverse Effect prior to the Closing. Seller shall notify Purchaser in writing within two business days after notice of the early termination or material amendment of any Seller Contract.

        Section 5.4. Access to Information. Seller shall afford to Purchaser's representatives, including Purchaser's counsel and auditors, during normal business hours, and without undue disruption to Seller's activities, (a) from the Effective Date until the earlier of the Closing Date or the termination of this Agreement according to its terms, access to any and all of the Business Assets; and (b) after Closing (but no later than the third anniversary of the Closing Date), Seller will provide access, at all reasonable times upon reasonable notice, to its books and records, general ledger, accounting personnel and its public accountants and their work papers (subject to reasonable confidentiality undertakings) to allow Purchaser to prepare and have audited the financial statements for all prior periods beginning January 1, 1996, if reasonably necessary for filings with the Securities and Exchange Commission in regard to any offering of securities by Purchaser. Subject to the foregoing, appropriate staff and personnel of Seller will confer with Purchaser's representatives and will furnish to Purchaser, either orally or by means of such records, documents, and memoranda as are available or reasonably capable of preparation, such information as Purchaser may reasonably request, and Seller shall furnish to Purchaser's auditors all consents and authority that they may reasonably request in connection with any such examination. Purchaser shall reimburse Seller for the actual and reasonable cost incurred by Seller in connection with the engagement of Seller's independent auditors for the purposes set forth in clause
(b) of this Section 5.4, and any additional personnel hired specifically for such purposes, to the extent such auditors or personnel are engaged for such purpose at the written request of Purchaser). Purchaser acknowledges that Seller makes no representation or warranty with respect to Purchaser's ability to prepare or have audited financial statements based on the books and records of Seller.

        Section 5.5. Further Actions. Each of the parties hereto shall, at its own expense, execute and deliver such documents and other papers and take such further actions as may be required to carry out the provisions of this Agreement and the Ancillary Agreements, to cause the conditions to Closing set forth in
Article VIII to be fulfilled as promptly as possible, and to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements. Seller will sign and deliver any and all instruments and documents necessary or appropriate to fully effect and perfect the transfer or license, as the case may be, to Purchaser of the Business Assets pursuant to the terms of this Agreement.

        Section 5.6. Confidentiality.

                (a) In connection with the negotiation of this Agreement and the preparation for consummating the transactions set forth in this Agreement, and the performance of obligations under this Agreement, Purchaser and Seller each acknowledge that it has had access to confidential information relating to the other party, whether received before or after the Effective Date, including financial, employee, technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with analyses, compilations, studies or other documents, records or data prepared by the other party or its representatives which contain or otherwise reflect or are generated from such information ("CONFIDENTIAL INFORMATION"). For purposes of this Section 5.6, the term "representatives" shall include employees, contractors, agents, attorneys, accountants, advisors, shareholders, officers and directors of a party. The term "Confidential Information" does not include:

                        (i) For Purchaser, information received in connection with the transactions contemplated hereby which (A) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its representatives, (B) was within Purchaser's possession prior to its being furnished to Purchaser by or on behalf of the Seller in connection with the transactions contemplated in this Agreement, provided that the source of such information was not known by Purchaser to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Seller or any other Person with respect to such information or (C) becomes available to Purchaser on a non-confidential basis from a source other than Seller or any of its representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Seller or any other Person with respect to such information.

                        (ii) For Seller, information received in connection with the transactions contemplated hereby which (A) is or becomes generally available to the public other than as a result of a disclosure by Seller or its Representatives, (B) was within Seller's possession prior to its being furnished to Seller by or on behalf of the Purchaser in connection with the transactions contemplated in this Agreement, provided that the source of such information was not known by Seller to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Purchaser or any other Person with respect to such information or (C) becomes available to Seller on a non-confidential basis from a source other than Purchaser or any of its representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Purchaser or any other Person with respect to such information.

                (b) For a period of five (5) years after the Closing Date (and in perpetuity with respect to software code and related user, developer, technical and design documentation), Purchaser and Seller shall treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to their respective representatives who need to know such Confidential Information in connection with the transactions contemplated hereby, or for the purpose of negotiating and exercising their respective rights under this Agreement and the Ancillary Agreements. If the parties fail to consummate the transactions contemplated by this Agreement, for a period of five (5) years after the Closing Date (and in perpetuity with respect to software code and related user, developer, technical and design documentation), Purchaser and Seller shall not use to the detriment of the other party any Confidential Information obtained from such other party or such other party's representatives. Purchaser and Seller shall use all reasonable efforts to cause their respective representatives to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information. Purchaser and Seller each shall be responsible for any breach of this Section 5.6 by any of their respective representatives. If, however, Confidential Information is disclosed, the disclosing party shall immediately notify the other party in writing and take all reasonable steps required to prevent further disclosure.

                (c) All Confidential Information shall remain the property of the party who originally possessed such information unless otherwise set forth in this Agreement. In the event of the termination of this Agreement for any reason whatsoever, Purchaser and Seller shall, and shall cause their respective representatives to, return to the other party all Confidential Information (including all copies, summaries and extracts thereof, whether in physical or electronic form) furnished to it by that other party in connection with the transactions contemplated by this Agreement.

                (d) If Purchaser or Seller is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, it shall provide the other party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that that other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, the party requested or required to disclose

Confidential Information is nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then that party may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that that party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

        Section 5.7. Public Announcements. On and prior to the Closing Date, Purchaser and Seller shall advise and confer with each other prior to the issuance of any reports, statements or releases concerning this Agreement (including the exhibits hereto) and the transactions contemplated hereby. Purchaser and Seller will agree in good faith on the text and timing of any public disclosure prior to the Closing or with respect to such matters, except as may be required by law, court process, securities exchange listing agreement or the rules of the National Association of Securities Dealers.

        Section 5.8. Books and Records. Seller shall provide access to all financial books, records, data, files and reports regarding the relationships and arrangements between Seller and the customers, vendors and value added resellers of the Employee Self Service Activities prepared or maintained by Seller during the six-month period prior to the Closing Date, to the extent accessible without placing an unreasonable burden an Seller. If, in order properly to prepare documents required to be filed with governmental authorities (including Tax authorities) or its financial statements, it is necessary that any party hereto or any successors be furnished with additional information relating to the Business Assets or the Employee Self Service Activities, and such information is in the possession of any other party hereto, such party agrees to use all commercially reasonable efforts to promptly furnish such information to the party needing such information, at the cost and expense of the party being furnished such information. From and after the Effective Date and continuing after the Closing, Seller shall reasonably cooperate with Purchaser and provide to Purchaser at Purchaser's expense all financial information that may be required to enable Purchaser to comply with all applicable laws, rules and regulations, and any governmental filing requirements, with respect to reporting and reflecting the transactions contemplated by this Agreement and the Ancillary Agreements. From and after the Effective Date and continuing after the Closing, Purchaser shall reasonably cooperate with Seller and provide to Seller at Seller's expense all financial information that may be required to enable Seller to comply with all applicable laws, rules and regulations, and any governmental filing requirements, with respect to reporting and reflecting the transactions contemplated by this Agreement and the Ancillary Agreements.

        Section 5.9. Regulatory and Other Authorizations; Consents.

                (a) Efforts. Each party hereto will use all commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, state and local regulatory bodies and officials that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as is practicable after the date hereof and to supply promptly any additional information and documentary material that may be requested by any governmental authority pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals. Without limiting the generality of the parties' undertakings pursuant to this Section, the parties shall use all commercially reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust or similar law by the Federal Trade Commission, the Department of Justice or any other United States federal or state, or non-U.S. government or governmental authority (an "ANTITRUST AUTHORITY") or any other party of any permanent or preliminary injunction or other order that would make consummation of the acquisition of the Purchased Assets in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any antitrust or similar law, each of the parties hereto shall cooperate and use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of any such transaction, unless by mutual agreement the parties decide that litigation is not in their respective best interests.

                (b) Communications. Each party hereto shall promptly inform the other of any communication between such party and an Antitrust Authority regarding any of the transactions contemplated hereby. If any party or any affiliate of such party receives a request for additional information or for documents or any material from an Antitrust Authority, or an Antitrust Authority makes any objection with respect to the transactions contemplated hereby, then such party shall use all commercially reasonable efforts to promptly resolve such request or such objections. Each party shall use all commercially reasonable efforts to provide prior disclosure to, and coordinate with the other parties and their counsel in connection with the submission of written materials by such party to an Antitrust Authority in connection with HSR Act compliance or the merger control or competition regulations of any other country, and prior to initiating any oral communications with such Antitrust Authorities by such party. Each party hereto will cooperate in connection with reaching any understandings, undertakings or agreements (oral or written) involving an Antitrust Authority in connection with the transactions contemplated hereby.

                (c) HSR Filing Fee. Purchaser shall pay the cost of the filing fee required under the HSR Act.

        Section 5.10. Taxes. Seller shall, (a) continue to file within the time period for filing all returns and reports relating to Taxes, and such returns and reports shall be true, correct and complete, to the extent any failure to do so would have a Material Adverse Effect on Purchaser, the Purchased Assets or the Employee Self Service Activities and (b) pay when due any and all Taxes attributable to or levied or imposed upon the Business Assets for periods (or portions thereof) until the Closing.

        Section 5.11. Export Compliance. Without prior authorization of the United States Office of Export Administration, neither Seller nor Purchaser shall knowingly export or re-export

(including but not limited to delivery to a foreign national) directly or indirectly any technical data received from the other party, any technical data relating to the commodities received from the other party or any immediate products (including processes and services) produced directly by use of any of such technical data to any country to the extent such export or re-export violates the Export Control Regulations of the Bureau of International Commerce of the United States Department of Commerce (the "EXPORT REGULATIONS").

        Section 5.12. No Other Bids. Until the earlier to occur of (a) the Closing or (b) the termination of this Agreement pursuant to its terms, Seller shall not, and shall not permit its officers, directors, employees, agents or other representatives to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing evaluation material or other information regarding Seller) any inquiries regarding the sale of the Employee Self Service Activities or all or a portion of the Business Assets, or (ii) negotiate, engage in any substantive discussions, or enter into any agreement, with any person concerning the sale of the Employee Self Service Activities or the Business Assets. Purchaser acknowledges that the execution and delivery of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement, and any discussions related to the consummation of the transactions contemplated by the Merger Agreement, will not be deemed to violate the provisions of this Section 5.12. Seller agrees to notify Purchaser in writing within 24 hours of receiving an unsolicited offer to purchase the Employee Self Service Activities or the Business Assets.

        Section 5.13. Occupancy License.

                (a) Occupancy of Licensed Area. For the term described in this Section, Seller agrees to permit Purchaser to occupy no more than 4,000 square feet (the "LICENSED AREA") of Seller's Santa Clara, California facility (the "BUILDING") for the exclusive purpose of locating Hired Employees (as defined in Article VI) who are providing services for Purchaser related to the Business Assets. Purchaser acknowledges that this right of use is a license only and not a leasehold interest and that Purchaser will not be entitled to any actions, claims, defenses, or other rights afforded to lessees, tenants or "parties in possession" under applicable law. The occupancy license granted to Purchaser in this Section shall have a term of three months commencing on the Closing Date (the "OCCUPANCY PERIOD").

                (b) No Occupancy License Fee. Seller shall allow Purchaser use of the Licensed Area, and shall provide for the Furnishings and Services (as defined below), for the Occupancy Period with no charge to Purchaser. To the extent Purchaser holds over in the Licensed Area after the Occupancy Period, Purchaser shall pay to Seller an amount equal to $4.00 per square foot per month.

                (c) Furnishings and Services. Seller shall permit Purchaser to maintain the Tangible Assets in the Licensed Area for the use of Hired Employees during the Occupancy Period. Purchaser shall not make any alterations or modifications to or upon the Licensed Area, or add to, delete from or relocate any of the same, without Seller's prior written consent. Purchaser will promptly pay Seller for any damage to the Licensed Area, Building or Furnishings resulting from the negligent acts or omissions of Purchaser or the Hired Employees. Purchaser shall use the Licensed Area only for general office purposes, and shall not cause or permit any hazardous materials or toxic substances to be used, stored, generated, handled or transported to or from the Licensed Area or the Building. Seller shall provide the Furnishings to accommodate the Hired Employees. Seller shall also provide light, electricity and janitorial services ("SERVICES") to the Licensed Area in the same general manner as provided to other areas of the Building. Purchaser shall be responsible for providing, moving and installing all of Purchaser's and its employees office supplies and other equipment and services, such as telephone and computer network access, and for removing same by the end of the Occupancy Period. Seller shall reasonably cooperate with Purchaser as Purchaser enables such other services. Purchaser and its employees shall comply with all of Seller's policies and procedures regarding building access and security, and all policies regarding employee conduct, which policies Seller may change from time to time in good faith. Purchaser shall, and shall cause its employees to, safeguard the confidentiality of the work spaces, discussions, work product, systems, files, and all other proprietary information of Seller. Purchaser agrees that Seller shall have the right to enter the Licensed Area at all reasonable times for the purpose of inspecting the same; provided, that Seller shall use its reasonable efforts not to interfere with Purchaser's use of the Licensed Area in connection with such entry. Purchaser acknowledges that Seller has made no representations or warranties regarding the safety or security of the Building, the condition of the Licensed Area, or the suitability thereof for Purchaser's purposes, and Purchaser accepts same in its "AS IS" condition. Seller shall not be liable for any interruption in services, utilities or access beyond Seller's reasonable control.

                (d) Insurance. Purchaser shall obtain, at its sole expense, and deliver to Seller prior to its first occupancy of the Licensed Area, signed certificates of insurance evidencing the following currently effective policies of insurance: (i) commercial general liability insurance with broad contractual liability coverage and limits of not less than $2,000,000 combined each occurrence and in the aggregate insuring against any liability of Purchaser or Seller with respect to the Licensed Area, the occupancy thereof, or in connection with the conduct of Purchaser's business within the Building or the grounds thereof, (ii) casualty insurance covering Seller's personal property in amount equal to their full replacement value, and (iii) workers' compensation insurance in such forms and amounts as required under California state law. Such certificates shall contain a provision that such policies of insurance may not be canceled or reduced without Seller's prior written permission, so long as Purchaser is occupying the Licensed Area.

        Section 5.14. Seller and Third Party Software. In respect of any software owned by a third party and loaded on any hardware purchased by Purchaser under this Agreement (other than any software that constitutes part of the Business Assets), Purchaser shall promptly either obtain a license for such software or destroy such software.

        Section 5.15. Non-Competition.

                (a) For a period of three (3) years following the Closing Date (the "NON-COMPETE PERIOD"), Seller (i) shall not, directly or indirectly, market, promote, license, sell, distribute (or otherwise offer or make available) or develop (collectively, "PROVIDE") to or for any employer any Employer Self Service Applications, and (ii) shall ensure that no present or future subsidiary, affiliate, assign or successor in interest, or any venture or partnership in which

Seller or any of Seller's present or future subsidiaries, affiliates, assigns or successors in interest are substantial or controlling owners, co-owners, operators, joint operators or investors (each, a "RELATED PARTY"), do not, directly or indirectly, use any Employees or Business Assets, or any Intellectual Property Rights that pertain exclusively to the Business Assets, to Provide to or for any employer any Employer Self Service Applications. For purposes of this Section 5.15, "EMPLOYEE SELF SERVICE APPLICATIONS" means software applications for the purpose of enabling an employer to provide products, services or information to or for its employees.

                (b) Notwithstanding Section 5.15(a), Seller and any Related Party may:

                        (i) Provide Employee Self Service Applications to or for Intuit pursuant to and in accordance with the Intuit License, and otherwise carry out its obligations thereunder;

                        (ii) Provide Employee Self Service Applications to or for financial services institutions for distribution by such financial services institutions as part of a range of services, products or applications that include significant applications that are not Employee Self Service Applications;

                        (iii) Provide Employee Self Service Applications to or for those value added resellers listed on SCHEDULE 13 (the "WEB-BASED VARS") for use by such Web-Based VARs in connection with any internet- or web-based applications, provided that neither Seller nor any Related Party may Provide Employee Self Service Applications to Web-Based VARs for a period longer than the lessor of (A) the remaining term of the current agreement between Seller and such Web-Based VAR (excluding any renewals or extensions), or (B) one year from the Closing Date;

                        (iv) Provide Employee Self Service Applications to or for those value added resellers listed on SCHEDULE 14 (the "NON-HR VARS") for use by such Non-HR VARs, provided that Seller and each Related Party, as applicable, shall ensure that (A) such Non-HR VARs Provide Employee Self Service Applications as part of a range of services, products or applications that include significant applications that are not Employee Self Service Applications, and (B) such Non-HR VARs do not Provide Employee Self Services Applications in connection with any internet- or web-based applications; and

                        (v) Provide Employee Self Service Applications to employers to the extent and only to the extent such Employee Self Service Applications permit an employee of any such employer to purchase the products or services of his or her employer.

                (c) The restrictions contained in this Section 5.15 are made and given to protect and preserve unto Purchaser the benefit of the acquisition of the Employee Self Service Activities and the Purchased Assets and the goodwill associated therewith. Seller and Purchaser further each acknowledge and agree that such restrictions are fair and reasonable, that such restrictions are necessary to protect and preserve until Purchaser the benefit of their bargain in the acquisition of the Purchased Assets, and that such restrictions are necessary for the protection of the legitimate business interests of Purchaser. The restrictive covenant contained in this Section

5.15 is independent of any other provision of this Agreement, and the existence of a claim which one party may allege against the other, whether based on this Agreement or otherwise, will not prevent the enforcement of this covenant. Seller and Purchaser each hereby agree that Purchaser's remedies at law for any breach or threat of breach by such person of this Section 5.15 will be inadequate, and that Purchaser shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.15 and to enforce specifically the terms and provisions hereof. Should any provision of this covenant be held invalid, illegal or unenforceable, in whole or in part, the validity, legality or enforceability of the other provisions hereof, shall not be affected thereby. If any invalidity shall be caused by the length of any period of time, the size of the restricted area, or the scope of activities set forth herein, such period of time, such area, such scope or all of such factors shall be considered to be reduced to the maximum period, area, or scope as would cure such invalidity and still be enforceable. Any provision of this Section
5.15 which is held invalid, illegal or unenforceable in any jurisdiction shall not be deemed invalid, illegal or unenforceable in any other jurisdiction.

        Section 5.16. Third Party Fees. Seller shall pay all fees, license fees, and similar fees for Third Party Assets whether incurred before or after the Closing.

        Section 5.17. Customer Leads. Seller shall, for a period of one (1) year after the Closing Date, use its reasonable efforts to forward to Purchaser inquiries received from those companies that may represent a sales opportunity in Seller's reasonable judgment for the products and services associated with the Purchased Technology Deliverables.

        Section 5.18. Consulting Services Billing. Seller shall have the right to bill and collect for all consulting services rendered by Seller in connection with the Seller Contracts prior to the Closing Date ("SELLER'S FEES"), and Purchaser shall have the right to bill and collect for any consulting services rendered by Purchaser in connection with the Seller Contracts from and after the Closing Date ("PURCHASER'S FEES"). Seller and Purchaser shall cooperate in connection with the billing and collection of Seller's Fees and Purchaser's Fees. Seller shall promptly transfer and deliver to Purchaser any Purchaser's Fees collected by Seller, and Purchaser shall promptly transfer and deliver to Seller any Seller's Fees collected by Purchaser.

        Section 5.19. Incidental Software. In the event that Schedule 3 (Purchased Technology Deliverables) fails to include all software, in source and object code, and related user, developer, technical and design documentation (other than Licensed Assets) used by Seller in the Employee Self Service Activities as of the Effective Date ("INCIDENTAL SOFTWARE") then, promptly upon identifying such Incidental Software, either (a) the parties shall agree to include such in the Purchased Technology Deliverables if such software was used exclusively in connection with the other Purchased Technology Deliverables by Seller as of the Effective Date or (b) Seller shall license Purchaser to use such Incidental Software on a perpetual, fully paid up, non-exclusive basis in connection with the Employee Self Service Activities. In the event that parties dispute the existence or characterization of such Incidental Software (as either category "a" or "b" above), the parties agrees to resolve the dispute by referring the matter to arbitration under the commercial rules of the American Arbitration Association, with a mutually acceptable expert in software acting as the arbitrator, each party being one half of the arbitrator and association fees. Seller shall have no obligation to include Incidental Software in the Purchased

        Technology Deliverables unless notified of an omission prior to the second anniversary of the Effective Date of this Agreement.

        Section 5.20. Survival of Covenants. Each of the covenants set forth in Sections 5.2, 5.4, 5.5, 5.6, 5.8, 5.10, 5.11, 5.13, 5.14, 5.15, 5.16, 5.17,
5,18, and 5.19 shall survive the Closing according to their terms. The covenants set forth in Section 5.6 shall survive the termination or expiration of this Agreement according to its terms.

                                   ARTICLE VI.

                                EMPLOYEE MATTERS

        Section 6.1. Hired Employees.

                (a) Seller agrees that, (i) from the Effective Date and continuing until the earlier of fourteen days later (the "SELECTION DATE") or the termination of this Agreement according to its terms, Seller will provide Purchaser with reasonable access to and the opportunity to meet and interview each Employee for the purposes of negotiating offers of employment contingent upon the Closing, and (ii) from the Effective Date and continuing until the earlier of seven days later or the termination of this Agreement according to its terms, Seller shall use its commercially reasonable efforts to assist Purchaser in recruiting Employees to accept offers of employment with Purchaser. By the Selection Date, Purchaser shall identify all Employees it wants to retain as Hired Employees and shall have made written offers of employment to such Employees that are contingent upon the Closing.

                (b) An Employee hired by Purchaser no later than twenty (20) days after the Closing Date shall be referred to herein as a "HIRED EMPLOYEE." Purchaser agrees that, to the extent not inconsistent with the terms and conditions of Purchaser's benefit plans or applicable law, each Hired Employee shall be given full credit for such Hired Employee's period of employment with Seller for purposes of determining eligibility for employee benefits.

                (c) For the period beginning on the Effective Date and ending sixty (60) days after the Closing Date, Seller shall not offer or provide to any Employee any severance or other termination benefits except in accordance with the severance policy of Seller attached as SCHEDULE 15 or as required by law, and, for the period beginning on the Effective Date and ending ninety (90) days after the Closing Date, Seller shall not promise, offer or provide to any Employee any increase in salary, bonus (or bonus potential) or benefits, including equity incentives, in connection with such Employee's continued employment with Seller, regardless of whether in the same or different position with Seller.

        Section 6.2. Employee Obligations of Purchaser. Purchaser shall be liable for and shall indemnify and hold Seller and its affiliates harmless from, any and all liabilities with respect to (i) the employment by Purchaser or termination of employment by Purchaser of any past, current or future employee or consultant of Purchaser or any of its affiliates, including without limitation, Hired Employees after the Closing Date (collectively, "PURCHASER EMPLOYEES"), whether in connection with the transactions contemplated hereby or otherwise;

(ii) any claims of discrimination under state or federal law arising from a Purchaser Employee's employment or service with or termination by Purchaser;
(iii) any withholding or employment Taxes with respect to any Purchaser Employees which accrue or become payable during the period of such Purchaser Employee's employment or service with Purchaser or any affiliate of Purchaser or arise out of the termination of such person's employment with Purchaser or any affiliate of Purchaser; (iv) any other claims or obligations arising out of the terms and conditions of employment by Purchaser or any of its affiliates of any Purchaser Employee, whether for salary, wages, bonuses, profit sharing, commissions, severance, vacation pay, sick pay or otherwise; or (v) any duties or obligations of Purchaser or administrators under any existing or future employee benefit plans or arrangements maintained by Purchaser with respect to Purchaser Employees. Purchaser shall be responsible for filing all employment Tax returns with respect to Purchaser Employees attributable to periods of employment or service with Purchaser or any affiliate of Purchaser.

        Section 6.3. Employee Obligations of Seller.

                (a) Seller shall be liable for and shall indemnify and hold Purchaser and its affiliates harmless from, any and all liabilities with respect to: (i) the employment by Seller or termination of employment by Seller of any past, current or future employee or consultant of Seller or any of its affiliates (collectively, "SELLER EMPLOYEES"); (ii) any claims of discrimination under state or federal law arising from a Seller Employee's employment or service with or termination by Seller; (iii) any withholding or employment Taxes with respect to any Seller Employees which accrue or become payable during the period of such Seller Employee's employment or service with Seller or any affiliate of Seller or arise out of the termination of such person's employment with Seller or any affiliate of Seller; (iv) any other claims or obligations arising out of the terms and conditions of employment by Seller or any of its affiliates of any Seller Employee, whether for salary, wages, bonuses, profit sharing, commissions, severance, vacation pay, sick pay or otherwise; or (v) any duties or obligations of Seller or administrators under any existing or future employee benefit plans or arrangements maintained by Seller with respect to Seller Employees. Seller shall be responsible for filing all employment Tax returns with respect to Seller Employees attributable to periods of employment or service with Seller or any affiliate of Seller.

                (b) Seller shall pay to all Employees (including, without limitation, Hired Employees) terminated by Seller, any liability for accrued vacation, sick leave or similar accrued benefits with respect to such Employees attributable to periods of employment or service with Seller, consistent with Seller's policies and applicable law, and shall make such payment within the statutory time period therefor.

                (c) Seller shall pay bonuses to all sales representatives who are Hired Employees for the 2nd Quarter of 1999 which are at a minimum equal in amount to one hundred percent (100%) of the target bonuses for such employees for the 2nd Quarter of 1999, regardless of whether the operation of Seller's bonus formula would have yielded that amount at such time as such amounts would otherwise be due. This Section 6.3(c) does not restrict Seller from providing bonuses higher than that amount to Hired Employees for the 2nd Quarter of 1999 if the application of Seller's bonus formula so yields.

                (d) Seller shall comply with the provisions of any statute or regulation regarding termination of employment, plant closing or layoffs and to perform all obligations required by Seller with respect to the cessation of any operations of the Employee Self Service Activities or the termination, re-assignment, re-location or change in position of any Employee in connection with the transactions contemplated hereby.

        Section 6.4. No Solicitation. Except as provided by law, for a period of one year after the Effective Date, without Purchaser's written permission, Seller shall not, directly or through recruiters, solicit for employment any of the officers or employees of Purchaser (including any Hired Employee and any Hired Employee subsequently terminated by Purchaser); provided, that the use of advertisements in publications or participation in career days and hiring as a result thereof shall not be deemed a violation of this Section 6.4. Except as provided by law, (a) for the period beginning on the Effective Date and ending on the Closing Date, without Seller's written permission, Purchaser shall not, directly or through recruiters, solicit or interview for employment, or make offers of employment to, any individual who, at the time of such solicitation, interview or offer of employment, is an officer or employee of Seller, and (b) for a period of one year after the Closing Date, without Seller's written permission, Purchaser shall not, directly or through recruiters, solicit for employment any of the officers or employees of Seller; provided, that the use of advertisements in publications or participation in career days and hiring as a result thereof shall not be deemed a violation of this Section 6.4. Seller acknowledges that Purchaser shall not be deemed to have "solicited" any employee of Seller who makes the initial contact or inquiry with respect to a position with Purchaser. Seller further acknowledges that, for purposes of this Section 6.4, Purchaser shall not be liable or otherwise responsible for the acts of any employee of Seller (during the term of their employment with Seller), provided that such acts are not authorized or directed by Purchaser. For the purposes of this Section 6.4, "employment" includes direct hiring, use of the person as a consultant, and use of the person by independent contracting or through third-party contracting agencies.

        Section 6.5. Employee Retention Pool. Purchaser shall distribute the Employee Retention Pool to Hired Employees in accordance with the terms and subject to the conditions set forth on SCHEDULE 16. Purchaser shall have the right to retain any amounts remaining from the Employee Retention Pool after the distributions to Hired Employees in accordance with the terms and subject to the conditions set forth on SCHEDULE 16.

        Section 6.6. Health Plans. Prior to Closing, Seller shall reasonably cooperate with Purchaser in connection with contacting Seller's health care benefits broker. Furthermore, Seller shall have no obligation to continue coverage for any Hired Employee after the Closing except as required by law.

        Section 6.7. Survival. Each of the agreements and covenants set forth in this Article VI shall survive the Closing according to its terms.

                                  ARTICLE VII.

                                   TAX MATTERS

        Section 7.1. Transfer Taxes. Purchaser shall be responsible for, and shall defend, indemnify and hold harmless Seller from and against any and all excise, value added, registration, stamp, property, documentary, transfer, sales, use and similar Taxes, levies, charges and fees (including all real estate transfer taxes) incurred, or that may be payable to any taxing authority, in connection with, the transactions contemplated by this Agreement (collectively, "TRANSFER TAXES"). Seller and Purchaser shall use all commercially reasonable efforts to cooperate in order to minimize the Transfer Taxes and any Taxes to be paid or withheld in connection with the transactions contemplated by the License Agreement, including delivery of Intangible Assets via electronic medium only to the extent practicable.

        Section 7.2. Other Taxes. Other than as set forth in Section 7.1 with respect to Transfer Taxes:

                (a) Seller is and shall remain solely responsible for all Taxes arising from or relating to the Purchased Assets and related businesses for any taxable period ending on or prior to the Closing, including the pre-Closing portion of any taxable period that begins before and ends after the Closing (together, the "PRE-CLOSING PERIOD"). Any apportioning required with respect to a taxable period that begins before and ends after the Closing shall be determined by the number of days in such period on or before the Closing as compared to the total number of days in such period. Seller shall indemnify and hold Purchaser harmless from any liability for, or arising out of or based upon, or relating to, any Taxes arising from the Purchased Assets and related businesses with respect to the Pre-Closing Period.

                (b) Purchaser shall be solely responsible for all Taxes arising from or relating to the Purchased Assets and related businesses for any taxable period after the Closing (the "POST-CLOSING PERIOD"). Purchaser shall indemnify and hold Seller harmless from any liability for, or arising out of or based upon, or relating to, any Taxes arising from the Purchased Assets and related businesses with respect to the Post-Closing Period.

                (c) Seller and Purchaser shall cooperate concerning all Taxes relating to this division of responsibility, including, but not limited to, the filing of Tax Returns.

                                  ARTICLE VIII.

                            CONDITIONS TO THE CLOSING

        Section 8.1. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                (a) Accuracy of Representations and Warranties; Covenants. The representations and warranties of Purchaser contained in Article IV of this Agreement (as qualified by Purchaser's Disclosure Letter) shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects, and Seller shall have received a certificate of

        Purchaser, dated as of the Closing Date, to such effect signed by an officer thereof.

                (b) HSR Act; No Order. Any waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated. No federal, state or other governmental authority or other agency or commission or federal, state or other court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement and/or the Ancillary Agreements illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use all commercially reasonable efforts to have any such order or injunction vacated.

                (c) Opinion. Seller shall have received an opinion of Purchaser's counsel with respect to those matters set forth in EXHIBIT H.

        Section 8.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                (a) Accuracy of Representations and Warranties; Covenants. The representations and warranties of Seller contained in Article III of this Agreement (as qualified by Seller's Disclosure Letter) shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and Purchaser shall have received a certificate of Seller, dated as of the Closing Date, to such effect signed by an officer thereof.

                (b) HSR Act; No Order. Any waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated. No federal, state or other governmental authority or other agency or commission or federal, state or other court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement and/or the Ancillary Agreements illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use all commercially reasonable efforts to have any such order or injunction vacated.

                (c) Consents. Seller shall have delivered to Purchaser copies of all Required Consents.

                (d) Employees. Purchaser shall have employed or received commitments of employment from no less than two (2) of the Key Hired Employees (as identified in Schedule 11), three (3) Employees who are quota-bearing sales representatives, four (4) Employees who are engineers, three (3) Employees who are technical support employees and thirty-seven (37) of the Employees in the aggregate (collectively, the "EMPLOYEE THRESHOLDS"), or Seller shall have elected, and delivered a binding commitment to Purchaser, to provide such number and category of qualified Employees to satisfy each of the Employee Thresholds for a period of three (3) months after the Closing Date, for which Purchaser shall pay to Seller an amount equal to one hundred fifty percent (150%) of the fully burdened costs for such Employees (as calculated pursuant to SCHEDULE 17).

                (e) Opinion. Purchaser will have received an opinion of Seller's counsel, Fenwick & West LLP, with respect to those matters set forth in
EXHIBIT I.

                                   ARTICLE IX.

                             TERMINATION AND WAIVER

        Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

                (a)     by the mutual written consent of Seller and Purchaser;
or

                (b) by either Seller or Purchaser at any time prior to Closing, if the other commits a material breach of any provision of this Agreement that is not cured within twenty days after written notice thereof; or

                (c) by either Seller or Purchaser, if the Closing shall not have occurred prior to the three month anniversary of the Effective Date; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose uncured material breach of any provision of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

                (d) by either Seller or Purchaser if a permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which would make illegal or otherwise restrain or prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been issued and shall have become final and nonappealable.

        Section 9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void (excepting only those provisions hereof that by their terms survive the termination of this Agreement) and there shall be no liability on the part of any party hereto; provided that nothing herein shall relieve either party from liability for any willful breach hereof.

        Section 9.3. Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE X.

                                 INDEMNIFICATION

        Section 10.1. Loss Defined; Indemnitees. For purposes of this Article X, the term "LOSS" will mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation, injury and other losses resulting form any shutdown or curtailment of operations, lawsuits, deficiencies, demands or amounts paid in settlement, together with reasonable costs and expenses, including the reasonable attorneys' and experts' fees, court costs, arbitration costs, filing fees and other legal costs and expenses relating thereto. As used in this Article X, the term "PURCHASER INDEMNITEES" means and includes Purchaser and any present or future officer, director, employee, affiliate, stockholder or agent of Purchaser and its successors and assigns. As used in this Article X, the term "SELLER INDEMNITEES" means and includes Seller and any present or future officer, director, employee, affiliate, stockholder or agent of Seller and its successors and assigns.

        Section 10.2. Indemnification by Seller. Seller shall, subject to the other terms, conditions and limitations of this Article X indemnify the Purchaser Indemnitees against, and to hold the Purchaser Indemnitees harmless from, all Loss arising out of, resulting from, caused by or attributable to:

                (a) the failure of any representation or warranty of Seller contained in this Agreement (including Seller's Disclosure Letter), to be true and correct as of the Effective Date or as of the Closing Date;

                (b) the breach or violation by Seller of any covenant or agreement of Seller contained in this Agreement;

                (c) except for the Assumed Liabilities, the operation of the Employee Self Service Activities at any time or times on or prior to the Closing Date and, except as otherwise provided in Article VI hereof, any charges or actions brought by employees, agents or representatives of Seller arising out of or based upon events occurring on or prior to the Closing Date;

                (d) any Encumbrance upon the Purchased Assets existing at the Closing; or

                (e) any Liability of Seller not expressly assumed by Purchaser under this Agreement or the Ancillary Agreements.

        Section 10.3. Indemnification by Purchaser. Purchaser agrees, subject to the other terms, conditions and limitations of this Agreement (including the provisions of Section 10.5(b) hereof), to indemnify the Seller Indemnitees against, and to hold the Seller Indemnitees harmless from, all Loss arising out of, resulting from, caused by or attributable to:

                (a) the failure of any representation or warranty of Purchaser contained in this Agreement (including Purchaser's Disclosure Letter), to be true and correct as of the Effective Date or as of the Closing Date;

                (b) the breach or violation by Purchaser of any covenant or agreement of Purchaser contained in this Agreement;

                (c)     the Assumed Liabilities;

                (d) the operation or disposition of the Employee Self Service Activities and the sale and license of products and services by Purchaser after the Closing Date; or

                (e) Purchaser's use and occupancy of the Licensed Area or the Building.

        Section 10.4. Procedures for Indemnification.

                (a) As used herein, an "INDEMNIFIED PARTY" means a Purchaser Indemnitee seeking indemnification pursuant to Section 10.2 hereof or a Seller Indemnitee seeking indemnification pursuant to Section 10.3 hereof. The Indemnified Party agrees to give the other party ("INDEMNITOR") prompt written notice of any event, or any claim, action, suit, demand, assessment, investigation, arbitration or other proceeding by or in respect of a third party (a "THIRD PARTY CLAIM") of which it has knowledge, for which such Indemnified Party is entitled to indemnification under this Article X (including in any case copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No delay on the part of an Indemnified Party in giving the Indemnitor notice of a Third Party Claim shall relieve the Indemnitor from any obligation hereunder unless the Indemnitor is prejudiced thereby.

                (b) Within twenty days of delivery of such written notice, the Indemnitor may, at the expense of the Indemnitor, elect to take all necessary steps properly to contest any Third Party Claim or to prosecute such Third Party Claim to conclusion or settlement; provided, that without the prior written consent of an Indemnified Party, the Indemnitor will not enter into any settlement of a Third Party Claim which would lead to liability or create any financial or other obligation on the part of such Indemnified Party for which such Indemnified Party is not indemnified hereunder. If the Indemnitor makes the foregoing election, an Indemnified Party will have the right to participate at its own expense in all proceedings. If the Indemnitor does not make such election or if the Indemnitor fails to take reasonable steps necessary to diligently defend such Third Party Claim within twenty days after receiving written notice from the Indemnified Party that the Indemnified Party believes that the Indemnitor has failed to take such steps, an Indemnified Party shall be free to handle the prosecution or defense of any such Third Party Claim, will take all necessary steps to contest the Third Party Claim or to prosecute such Third Party Claim to conclusion or settlement satisfactory to such Indemnified Party at the sole cost and expense of the Indemnitor (including reasonable attorney's and expert's fees and expenses and court and arbitration costs), will notify the Indemnitor of the progress of any such Third Party Claim, will permit the Indemnitor, at the sole cost of the Indemnitor, to participate in such prosecution or defense and will provide the Indemnitor with reasonable access to all relevant information and documentation relating to the Third Party Claim and the prosecution or defense thereof. In any case, the party not in control of the Third Party Claim will cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim. Notwithstanding the foregoing, if an Indemnified Party is offered a written settlement proposal by a third party that has as its sole component the payment of money by the Indemnified Party and the Indemnitor recommends to the Indemnified Party in writing that it accept such settlement proposal (the "SANCTIONED SETTLEMENT") and the Indemnified Party refuses to accept such settlement proposal, in such event if the ultimate settlement terms agreed to by the Indemnified Party with such third party or the final monetary damages award against the Indemnified Party (either, a "FINAL SETTLEMENT AMOUNT"), is greater than the amount of the Sanctioned Settlement, the Indemnified Party shall be responsible for the differential between the Final Settlement Amount and the Sanctioned Settlement and the Indemnitor's liability shall be limited to the amount specified in the Sanctioned Settlement.

        Section 10.5. Limitations on Indemnification.

                (a)     Limits on Seller Indemnification.

                        (i) Seller shall not be required to provide indemnification under Section 10.2 unless and until the aggregate Loss for which one or more Purchaser Indemnitees seeks indemnification thereunder exceeds an aggregate of two hundred thousand dollars ($200,000), in which event Seller shall be liable to indemnify the Purchaser Indemnitees for aggregate Loss which exceeds two hundred thousand dollars ($200,000).

                        (ii) The maximum aggregate Loss recoverable by Purchaser Indemnitees (considered together as a group) against Seller under
Section 10.2, in the aggregate, shall not exceed three million dollars ($3,000,000).

                Notwithstanding the foregoing, Seller's indemnification of Purchaser Indemnitees under Section 10.2(e) shall not be subject to the limitations set forth in this Section.

                (b)     Limits on Purchaser Indemnification.

                        (i) Purchaser shall not be required to provide indemnification under Section 10.3 unless and until the aggregate Loss for which one or more Seller Indemnitees seeks indemnification thereunder exceeds an aggregate of two hundred thousand dollars ($200,000), in which event Purchaser shall be liable to indemnify the Seller Indemnitees for aggregate Loss which exceeds two hundred thousand dollars ($200,000).

                        (ii) The maximum aggregate Loss recoverable by Seller Indemnitees (considered together as a group) against Purchaser under Section 10.3, in the aggregate, shall not exceed three million dollars ($3,000,000).

                Notwithstanding the foregoing, Purchaser's indemnification of Seller Indemnitees under Section 10.3(c) shall not be subject to the limitations set forth in this Section.

                (c) Time Limits. Notwithstanding anything herein to the contrary, no claim for indemnification under Sections 10.2 or 10.3 may be brought after the one year anniversary of the Closing Date, provided, however, that this limitation shall not apply to claims made in regard to claims in regard to Taxes or ERISA, claims against Purchaser under Section 10.3(c), or claims against Seller under Section 10.2(e).

        Section 10.6. Exclusive Remedy. From and after the Closing Date, the foregoing provisions of Article X, together with the other specific indemnifications and allocations of liability specified in other Sections or Articles of this Agreement, are the sole and exclusive remedy of an Indemnified Party for a breach of a representation, warranty, covenant or agreement of the other party contained in this Agreement.

                                   ARTICLE XI.

                               GENERAL PROVISIONS

        Section 11.1. Expenses. Except as specifically set forth in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

        Section 11.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by overnight courier service, by facsimile (confirmed in writing), or by registered or certified mail (postage prepaid, return receipt requested), and shall be deemed to have been duly given or made upon actual delivery, or if mailed by registered or certified mail, on the third business day following deposit in the mails, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                (a)     if to Seller:

                        Edify Corporation
                        2840 San Tomas Expressway
                        Santa Clara, California 95051
                        Attention:  President
                        Fax No.:    408-987-2442

                        with a copy to:

                        Fenwick & West LLP
                        Two Palo Alto Square
                        Palo Alto, California 94306
                        Attention:  Gordon K. Davidson
                        Fax No.:    650-494-1417

                (b)     if to Purchaser:

                        Workscape, Inc.
                        8330 Boone Boulevard
                        Suite 750
                        Vienna, Virginia 22182
                        Attention:  President
                        Fax No.:    703-918-4294

                        with a copy to:

                        Latham & Watkins
                        633 West Fifth Street, Suite 4000
                        Los Angeles, California  90071
                        Attention:  Elizabeth Blendell
                        Fax No.:    213-891-8763

        Section 11.3. Headings; Disclosure. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. A disclosure made in any section of Purchaser's Disclosure Letter or Seller's Disclosure Letter, respectively, with respect to a representation made in this Agreement may apply to or qualify any other representation made by such party in this Agreement.

        Section 11.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        Section 11.5. Survival. The representation and warranties made herein shall survive until the first anniversary of the Closing Date.

        Section 11.6. Entire Agreement. This Agreement, the Ancillary Agreements and any other written agreement between Seller and Purchaser entered into contemporaneously with this Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

        Section 11.7. Assignment. This Agreement shall not be assigned by Purchaser or Seller without the prior written consent of the non-assigning party; provided, however, that, subject to the parties' obligations under this Agreement, either party may assign all or a portion of its rights and obligations hereunder to one or more wholly-owned subsidiaries or affiliates of such party or in connection with a merger or sale of substantially all of such party's assets to such party's successor after notice to the other party or pursuant to the Larger Transaction. Any purported assignment not permitted by this Section shall be voidable by the aggrieved party.

        Section 11.8. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, including but not limited to any Employee or Hired Employee, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No statement, reference or disclosure set forth in this Agreement, the Ancillary Agreements or the exhibits or schedules thereto constitutes an admission (express or implied) of any liability or obligation of the parties hereto to any third party, nor an admission (express or implied) against any such party's interests.

        Section 11.9. Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

        Section 11.10. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed in and to be performed by residents of California within that State. Each party irrevocably consents to submit to the exclusive jurisdiction of any federal or state court located in the State of California for any lawsuits, actions or proceedings with respect to this Agreement or the transactions contemplated hereby. Each party irrevocably agrees to waive any objection to the laying of venue in the federal or state courts located in Santa Clara County, California, and further agrees not to plead in any such court that any such lawsuit, action or proceeding has been brought in an inconvenient forum. The provisions of this Section shall survive termination of this Agreement.

        Section 11.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 11.12. No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

        Section 11.13. Bulk Sales. Purchaser waives compliance by Seller with any applicable bulk sales or bulk transfer laws of any applicable jurisdiction.

        Section 11.14. WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.


                [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                       EDIFY CORPORATION


                                       By:  /s/ Jeffrey M. Crowe
                                            ------------------------------------
                                       Name:  Jeffrey M. Crowe
                                       Title:  President and CEO


                                       WORKSCAPE, INC.


                                       By:  /s/ Tim Clifford
                                            ------------------------------------
                                       Name: Tim Clifford
                                       Title:  President and COO


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                                LIST OF SCHEDULES


      NUMBER         DESCRIPTION
      ------         -----------

        1.           Excluded Assets

        2.           Trademarks

        3.           Purchased Technology Deliverables

        4.           Seller Contracts

        5.           Tangible Assets

        6.           Third Party Assets

        7.           Purchase Price

        8.           Consents

        9.           Business Assets

        10.          Financial Information

        11.          Employees

        12.          Customers

        13.          Web-Based VARs

        14.          Non-HR VARs

        15.          Severance Policy

        16.          Employee Retention Pool

        17.          Employee Costs



                                LIST OF EXHIBITS

Exhibit A  -  Assignment and Assumption Agreement

Exhibit B  -  Bill of Sale

Exhibit C  -  Intellectual Property Enforcement Agreement

Exhibit D  -  License Agreement

Exhibit E  -  Marketing Agreement

Exhibit F  -  Trademark Assignment

Exhibit H  -  Opinion of Purchaser's Counsel

Exhibit I  -  Opinion of Seller's Counsel


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